EXHIBIT 10.44

MASTER REAFFIRMATION AND
AMENDMENT NO. 3 TO LOAN DOCUMENTS

THIS MASTER REAFFIRMATION AND AMENDMENT NO. 3 TO LOAN DOCUMENTS (this “Amendment”) is made as of the 12 day of February, 2015, by and among HIGHER ONE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders, and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and L/C Issuer (the “Agent”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement described below.

W I T N E S S E T H:
            WHEREAS, the Borrower, the Guarantors, the Agent and the Lenders are parties to that certain Credit Agreement, dated as of October 16, 2012 (the “Original Credit Agreement”), as amended by that certain Master Reaffirmation and Amendment No. 1 to Loan Documents, dated as of March 28, 2013 (the “First Amendment”), and as further amended by that certain Master Reaffirmation and Amendment No. 2 to Loan Documents, dated as of November 4, 2013 (the “Second Amendment” and, together with the Original Credit Agreement and the First Amendment, collectively, as the same may be amended, modified, extended, restated, replaced or otherwise supplemented from time to time, the “Credit Agreement”);
WHEREAS, as collateral security for all Obligations to the Lenders, the Borrower and each Guarantor has granted to the Agent for the ratable benefit of the Secured Parties a lien on and security interest in all of their respective assets pursuant to, and as more particularly described in, the Collateral Documents;

WHEREAS, the Borrower and the Guarantors (collectively, the “Obligors”) have requested that the Agent and the Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein (which are incorporated herein as though fully set forth below, by this reference thereto) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:
1.            Acknowledgments, Affirmations and Representations and Warranties.
(a)            The Obligors acknowledge, affirm, represent and warrant that:

(i)            All of the statements contained herein are true and correct and that each understands that the Lenders and the Agent are relying on the truth and completeness of such statements to enter into this Amendment.

(ii)            The Obligors are legally and validly indebted to the Lenders by virtue of the Facility and the Loan Documents to which they are a party and there is no defense, offset or counterclaim with respect to any of the Obligations of the Obligors under the Loan Documents or independent claim or action against the Lenders or the Agent of any kind or nature with respect to the Obligations existing as of the date hereof or any of the Loan Documents to which they are a party, any action previously taken or not taken by the Lenders or the Agent with respect thereto, or any Lien on Collateral in connection therewith to secure the Obligations.

(iii)            Each of the Obligors has the power and authority to enter into, and has taken all necessary corporate or company action to authorize, this Amendment and the transactions contemplated hereby, and this Amendment has been duly executed and delivered by each Obligor and is a valid and binding obligation of each Obligor, enforceable against each Obligor in accordance with its terms.

(iv)            All representations, warranties and covenants contained in, and schedules and exhibits to, the Credit Agreement, the Guaranty and the other Loan Documents are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation, warranty or covenant) on and as of the date hereof, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation, warranty or covenant) as of such earlier date, and are incorporated herein by reference and are hereby remade and reaffirmed.

(v)            No Event of Default (howsoever defined) currently exists under the Credit Agreement, the Guaranty or any of the other Loan Documents and no condition exists which would constitute a default or an event of default (howsoever defined) under the Credit Agreement or any of the other Loan Documents but for the giving of notice or passage of time, or both.

(vi)            Except for matters specifically addressed in this Amendment, there has been no event or circumstance since the date of the closing of the Credit Agreement on October 16, 2012 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(vii)            The consummation of the transactions contemplated hereby is not prevented or limited by, nor does it conflict with or result in a breach of terms, conditions or provisions of any Obligor’s Organization Documents or any evidence of indebtedness, agreement or instrument of whatever nature to which any Obligor is a party or by which it is bound, does not constitute a default under any of the foregoing and does not violate any federal, state or local law, regulation or order or any order of any court or agency which is binding upon any Obligor.

(viii)            No consents, licenses or approvals are required in connection with the execution, delivery and performance by any of the Obligors and the validity against any of the Obligors of this Amendment other than those already obtained.

(ix)            The Obligors are not in default in the payment or performance of any other obligations or liabilities relating to Indebtedness to any other Person, including, without limitation, any other financial institution, and all payments due to any other creditors of any of the Obligors are current and not past due.

2.            Amendments to Credit Agreement and Other Loan Documents.

(a)            Any and all references in any Loan Document to the Credit Agreement (howsoever defined) shall mean the Credit Agreement, as amended and modified by this Amendment.

(b)            The Preliminary Statements of the Credit Agreement are hereby amended by deleting the first WHEREAS clause appearing therein and by substituting the following in lieu thereof:

“WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders, the Swingline Lender and the L/C Issuer make loans and other financial accommodations to the Loan Parties; and”
(c)            Section 1.01 of the Credit Agreement, entitled “Defined Terms,” is hereby amended by deleting the definitions of “Cost of Acquisition,” “Permitted Acquisition,” “Permitted Initial Share Repurchases” and “Permitted Subsequent Share Repurchases” in their entirety.

(d)            Section 1.01 of the Credit Agreement, entitled “Defined Terms,” is hereby amended by deleting the definitions of “Agreement,” “Applicable Rate,” “Base Rate,” “Commitment,” “Consolidated EBITDA,” “Consolidated Fixed Charge Coverage Ratio,” “Eurodollar Rate,” “Loan Notice,” “Responsible Officer” and “Swingline Loan Notice” in their entirety and by replacing them with the respective replacement definitions set forth below:

“Agreement” means this Credit Agreement, as amended, modified, extended, restated, replaced or otherwise supplemented from time to time.
“Applicable Rate” means: (a) for Base Rate Loans, a rate per annum equal to 3.00%, (b) for Eurodollar Rate Loans, a rate per annum equal to 4.00%, and (c) for Letter of Credit Fees, a rate per annum equal to 4.00%.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; and if the Base Rate shall be less than zero (0), such rate shall be deemed zero (0) for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Commitment” applicable for such date or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  Subject to any other adjustments set forth in this Agreement, including, without limitation, any Facility Reduction described in Section 2.16 hereof, the Commitment of all of the Lenders shall be: (i) $140,000,000 on the Amendment No. 3 Effective Date through December 31, 2015; (ii) $130,000,000 on January 1, 2016 through December 31, 2016; and (iii) $120,000,000 on January 1, 2017 through the Maturity Date.  For the avoidance of doubt, any Facility Reduction shall be in addition to the reductions in the Commitment described in the immediately preceding sentence.

“Consolidated EBITDA” means, for any period, the sum of the following as determined on a Consolidated basis, the sum of (a) Consolidated Net Income, less (b) the sum of the following to the extent included in calculating such Consolidated Net Income (without duplication) (i) income from discontinued operations, (ii) interest income and (iii) the Income Adjustment component of the Campus Solutions Adjustment, plus (c) the sum of the following to the extent deducted in calculating such Consolidated Net Income (without duplication) (i) loss from discontinued operations, (ii) any extraordinary items, (iii) non-cash items related to earn-outs and similar obligations, (iv) income taxes, (v) any non-cash charges which result from any change in accounting principles or methods which are permitted under this Agreement, (vi) Consolidated Interest Charges, (vii) non-cash equity compensation-related expenses, (viii) depreciation, depletion, amortization and impairment charges (including intangible assets, fixed assets and goodwill), (ix) an income statement expense recorded in connection with an expected Permitted Settlement, which expense shall be recorded in conformity with GAAP, provided that, for the avoidance of doubt, the aggregate amount of any of such recorded expense shall not exceed the Permitted Settlement Amount, and (x) the Expense Adjustment component of the Campus Solutions Adjustment.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, plus (ii) to the extent not already included in the determination of Consolidated EBITDA, Pro Forma EBITDA, if any, less (iii) Restricted Payments paid in cash less (iv) Consolidated Maintenance Capital Expenditures less (v) income taxes paid in cash, to (b) the sum of, without duplication (i) Consolidated Interest Charges to the extent paid in cash, (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments due within the applicable Measurement Period in respect of all Consolidated Funded Indebtedness (exclusive of Total Outstandings as of such date of determination), and (iii) Capital Lease obligations due within the applicable Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings, the Borrower and their Subsidiaries on a Consolidated basis, without duplication, all outstanding liabilities for borrowed money and other interest-bearing liabilities required to be recorded as a capital lease in accordance with GAAP, including current and long term liabilities, all FAS 150 Liabilities, and the current portion of Subordinated Liabilities, and in the case of Borrower includes Total Outstandings, but shall exclude the loan payable of up to $7,632,500 from Higher One Real Estate SP, LLC to Consortium America XLII, LLC.

“Eurodollar Rate” means:

(a)
for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)
for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided, that: (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, and (ii) if the Eurodollar Rate shall be less than zero (0), such rate shall be deemed zero (0) for purposes of this Agreement
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent  (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, vice president of finance or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by a Responsible Officer of the Borrower.
(e)            Section 1.01 of the Credit Agreement, entitled “Defined Terms,” is hereby amended by deleting the last sentence appearing in the definition of “Applicate Percentage” in its entirety and by substituting the following in lieu thereof: “The Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.”

(f)            Section 1.01 of the Credit Agreement, entitled “Defined Terms,” is hereby amended by deleting subsection (b) appearing in the definition of “Change of Control” in its entirety and by substituting the following in lieu thereof:

“(b)            during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or”

(g)            Section 1.01 of the Credit Agreement, entitled “Defined Terms,” is hereby amended by adding the following new definitions in their appropriate alphabetical order:
“Amendment No. 3” means that certain Master Reaffirmation and Amendment No. 3 to Loan Documents, dated as of February 12, 2015, by and among the Borrower, the Guarantors, the Lenders party thereto and Bank of America, as Administrative Agent, Swingline Lender and L/C Issuer.
“Amendment No. 3 Effective Date” has the meaning specified in Amendment No. 3.
“Campus Solutions Adjustment” means the $1,604,000 of income recorded in the second quarter of 2014 (the “Income Adjustment”) and the $960,000 of expense recorded in the fourth quarter of 2014 (the “Expense Adjustment”), both of which are associated with a settlement related to the Campus Solutions acquisition and will be deducted from the calculation of Consolidated EBITDA.
“Facility Reduction” has the meaning specified in Section 2.16.
“Facility Reduction Amount” has the meaning specified in Section 2.16.
“Monetary Restitution” has the meaning specified in the definition of “Permitted Settlement.”
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit Q or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Permitted Settlement” means, collectively, any and all final and non-appealable consents, orders, formal agreements or other commitments that are enforceable in writing (each, a “Settlement”) by and between the Borrower on the one hand, and any or all of the Persons listed on Schedule 1.01(d) on the other hand, that (a) relates to the matters more fully described on Schedule 1.01(e), and (b) requires the payment by the Borrower of monetary restitution or civil money penalties in a specific maximum dollar amount, or in the case of monetary restitution, pursuant to specified requirements that permit the calculation of a specific maximum dollar amount of monetary restitution; provided, that notwithstanding anything to the contrary contained herein, a Permitted Settlement (A) shall not in any event when combined with all other Permitted Settlements exceed the Permitted Settlement Amount, and (B) shall not include any one or more non-monetary Settlements that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  For purposes of this Amendment, “Permitted Settlement” also means a voluntary payment of monetary restitution in connection with the Borrower’s financial consumer activities conducted through or with the support of Customers Bank and/or WEX Bank, each an insured depository institution, that is (1) in a fixed dollar amount, and (2) approved in writing in advance by the Administrative Agent, in its sole and absolute discretion (a “Monetary Restitution”).
“Permitted Settlement Amount” means the aggregate amount required to be paid by the Borrower pursuant to the terms of the Permitted Settlement, plus fees and expenses incurred in connection therewith; provided that such Permitted Settlement Amount (inclusive of any Monetary Restitution and any legal fees and other costs and expenses that the Borrower incurs in connection with the Permitted Settlement or otherwise that the Borrower may be required to pay in connection with the foregoing) shall not exceed $75,000,000 in the aggregate.
“Permitted Settlement Date” means the date a Settlement which is a Permitted Settlement becomes effective.
“Permitted Settlement Payment” means each payment to be made by the Borrower pursuant to the terms of the Permitted Settlement, so long as the aggregate of all such Permitted Settlement Payments does not exceed the Permitted Settlement Amount.
“Permitted Settlement Reduction Amount” has the meaning specified in Section 2.16.
“Reserve Draw Request” has the meaning specified in Section 2.17.
“Settlement” has the meaning specified in the definition of “Permitted Settlement.”
“Settlement Reserve Amount” means $35,000,000.

(h)            Section 2.02 of the Credit Agreement, entitled “Borrowings, Conversions and Continuations of Loans,” is hereby amended by deleting the first three sentences appearing therein and by substituting the following in lieu thereof:
“Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (i) telephone, or (ii) a Loan  Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.”
(i)            Section 2.04 of the Credit Agreement, entitled “Swingline Loans,” is hereby amended by deleting the first sentence appearing in subsection (b) therein and by substituting the following in lieu thereof:
“Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by:  (i) telephone or (ii) a Swingline Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice.”
(j)            Section 2.05 of the Credit Agreement, entitled “Prepayments,” is hereby amended by deleting the first sentence appearing in subsection (a)(i) therein and substituting the following in lieu thereof:
“The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of  $100,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $200,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.”
(k)            Section 2.05 of the Credit Agreement, entitled “Prepayments,” is hereby amended by deleting the first sentence appearing in subsection (a)(ii) therein and by substituting the following in lieu thereof:
“The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding).”
(l)            Section 2.09 of the Credit Agreement, entitled “Fees,” is hereby amended by deleting the first sentence appearing in subsection (a) therein and by substituting the following in lieu thereof:
“The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to .500% multiplied by the actual daily amount by which the Aggregate Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans, and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.”
(m)            Section 2.10 of the Credit Agreement, entitled “Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate,” is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:

“2.10            Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.”
(n)            Section 2.16 of the Credit Agreement, entitled “Increase in Facility,” is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:

“2.16            Decrease in Facility.  If the Permitted Settlement Amount is less than $70,000,000, then the Facility shall be automatically and permanently reduced dollar for dollar (the “Facility Reduction”) by a dollar amount equal to the difference between $70,000,000 and the actual Permitted Settlement Amount (the “Facility Reduction Amount”); provided that the Facility Reduction Amount shall not exceed $20,000,000.  If the Facility is decreased in accordance with this Section 2.16, the Facility Reduction shall be effective on the completion of the Permitted Settlement, as determined in the sole and absolute discretion of the Agent, and each Lender’s Commitment shall be permanently reduced pro rata in accordance with the aggregate Facility Reduction Amount.
(o)            Article II of the Credit Agreement, entitled “COMMITMENTS AND CREDIT EXTENSIONS,” is hereby amended by adding the following new section at the end of such Article II (immediately after Section 2.16):

“2.17            Facility Reserve.  Notwithstanding anything to the contrary contained herein, the Total Outstandings shall not exceed at any time the then applicable maximum Facility amount minus the Settlement Reserve Amount; provided, however, that on or after a Permitted Settlement Date, and subject to the other terms and conditions set forth herein, the Borrower may request that the Administrative Agent authorize the Borrower to make a draw on the Settlement Reserve Amount, which request shall be made by delivery to the Administrative Agent of a written Loan Notice specifying, among other things, that the applicable Borrowing is a request to draw on the Settlement Reserve Amount (a “Reserve Draw Request”).  Subject to the terms and conditions set forth herein, the Administrative Agent shall authorize a Reserve Draw Request so long as (a) the Borrower shall have delivered to the Administrative Agent a certificate in substantially the form of Exhibit R hereto certifying as to matters related to the applicable Settlement, (b) the applicable Settlement constitutes a Permitted Settlement hereunder, as determined by the Administrative Agent and confirmed in writing to the Borrower, and (c) the requested amount of the Reserve Draw Request shall not exceed the Permitted Settlement Payment to be made in connection with the applicable Settlement.”
(p)            Section 5.24 of the Credit Agreement, entitled “Proposed Settlements,” is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:

“5.24            Settlements.Neither the Proposed Settlement nor the Permitted Settlement will have a Material Adverse Effect.”
(q)            Section 6.03 of the Credit Agreement, entitled “Notices,” is hereby amended by (i) deleting the text “; and” at the end of subsection (c) therein and by replacing such text with a semicolon, (ii) deleting the period at the end of subsection (d) therein and by replacing it with a semicolon, and (iii) inserting the following new subsections at the end of such Section 6.03 (immediately after subsection (d) therein):

“(e)            of any material change in the status of the Permitted Settlement including, without limitation, with respect to any increase in the proposed settlement amount;
(f)            of any material change in the status of any Settlement that is not a Permitted Settlement, or any other action, suit, proceeding, claim or dispute pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary, unless providing such notice is prohibited by Law;
(g)            of any non-adversary regulatory actions or activities that could reasonably be expected to have a Material Adverse Effect on the financial condition, business and/or operations of any Loan Party or any Subsidiary; and
(h)            of any actual or threatened private action, suit, proceeding, claim or litigation that is in any way based on or related to bank regulatory proceedings and could reasonably be expected to have a Material Adverse Effect on the financial condition, business and/or operations of any Loan Party or any Subsidiary.”
(r)            Section 6.11 of the Credit Agreement, entitled “Use of Proceeds,” is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:

“6.11            Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, and to partially fund the Permitted Settlement, as and to the extent permitted herein.”
(s)             Section 6.14 of the Credit Agreement, entitled “Covenant to Give Security,” is hereby amended by deleting subsection (c) appearing therein in its entirety and by substituting the following in lieu thereof:

“(c)            Account Control Agreements. None of the Loan Parties shall open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than  (a) deposit accounts that are maintained at all times with depository institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (b) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, and (c) deposit accounts established solely as payroll and other zero balance accounts and such accounts are held at Bank of America; provided, however, that notwithstanding the forgoing, so long as no Default or Event of Default shall have occurred and be continuing, the Loan Parties shall not be required to provide Qualifying Control Agreements with respect to any Low Balance Account or any US Bank Deposit Accounts.”
(t)            Section 6.16 of the Credit Agreement, entitled “Use of Share Repurchase Accounts,” is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:

“Section 6.16                                        Closing of Share Repurchase Accounts.  On or before February 20, 2015, Holdings (and each other Loan Party, if applicable) shall close all Share Repurchase Accounts, and any and all amounts in any Share Repurchase Account shall be immediately transferred to a deposit account or a securities account which satisfies the requirements of clause (a) or (b) of Section 6.14(c), as applicable.”
(u)            Section 7.01 of the Credit Agreement, entitled “Liens,” is hereby amended by (i) deleting the text “; and” at the end of subsection (i) therein and by replacing such text with a semicolon, (ii) deleting the period at the end of subsection (j) therein and by replacing it with “; and”, and (iii) inserting the following new subsection at the end of such Section 7.01 (immediately after subsection (j) therein):
“(k)            Liens in the interests of Higher One Real Estate, Inc. (“HO Real Estate”) in that certain payment in the amount of $892,531 payable to HO Real Estate pursuant to the certain Membership Interest Purchase and Modification Agreement between HO Real Estate, U.S. Bancorp Community Development Corporation and FC Winchester Lofts Manager, Inc., dated September 4, 2014, which Liens arise out of that certain Collateral Pledge and Security Agreement between HO Real Estate and Consortium Structured Investments, LLC, dated as of September 4, 2014.”
(v)            Section 7.02 of the Credit Agreement, entitled “Indebtedness,” is hereby amended by deleting subsection (h) appearing therein in its entirety and by substituting the following in lieu thereof: “[Intentionally Omitted.]”

(w)            Section 7.02 of the Credit Agreement, entitled “Indebtedness,” is hereby further amended by deleting subsection (i) appearing therein in its entirety and by substituting the following in lieu thereof:
“(i)            other unsecured Indebtedness in an aggregate principal amount of not more than $15,000,000 outstanding at any time (other than: (i) Intercompany Debt which Indebtedness is covered by Section 7.02(e), and (ii) Indebtedness incurred with respect to Guarantees of Indebtedness of a Foreign Subsidiary which are covered by Section 7.02(d)).”
(x)            Section 7.03 of the Credit Agreement, entitled “Investments,” is hereby amended by deleting subsection (f) appearing therein in its entirety and by substituting the following in lieu thereof: “[Intentionally Omitted.]”

(y)            Section 7.06 of the Credit Agreement, entitled “Restricted Payments,” is hereby amended by deleting subsection (e) appearing therein in its entirety and by substituting the following in lieu thereof: “[Intentionally Omitted.]”

(z)            Section 7.11 of the Credit Agreement, entitled “Financial Covenants,” is hereby amended by deleting subsection (a) appearing therein in its entirety and by substituting the following in lieu thereof:
“(a)            Minimum EBITDA.  Permit the Consolidated EBITDA as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower set forth below to be less than the amount set forth below opposite such period:
Measurement Period Ending	Minimum EBITDA
March 31, 2015	$45,000,000
June 30, 2015	$45,000,000
September 30, 2015	$40,000,000
December 31, 2015	$40,000,000
March 31, 2016 and each fiscal quarter thereafter	$35,000,000

(aa)            Section 7.11 of the Credit Agreement, entitled “Financial Covenants,” is hereby amended by deleting subsection (b) appearing therein in its entirety and by substituting the following in lieu thereof:

“(b)            Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period:
Measurement Period Ending	Maximum Consolidated Leverage Ratio
Closing Date through September 30, 2016	2.75-to-1.00
December 31, 2016 and each fiscal quarter thereafter	2.50-to-1.00

(bb)            Section 7.16 of the Credit Agreement, entitled “Share Repurchase Accounts and US Bank Deposit Accounts,” is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:

“Section 7.16.  US Bank Deposit Accounts. At any time, with regard to the US Bank Deposit Accounts, (i) permit the balances in either of the US Bank Deposit Accounts as disclosed in the Perfection Certificate of Higher One Real Estate SP, LLC dated as of October 16, 2012 to be increased, or (ii) permit any Loan Party to advance, deposit or otherwise transfer any additional funds into the US Bank Deposit Accounts, provided, however, that upon satisfaction of the obligations owing to Consortium America XLII, LLC which are secured by the US Bank Deposit Accounts, (x) the applicable Loan Parties shall provide to the Administrative Agent a Qualifying Control Agreement with respect to the US Bank Deposit Accounts or (y) all amounts in the US Bank Deposit Accounts shall be immediately transferred to a deposit account or a securities account which satisfies the requirements of clause (a) or (b) of Section 6.14(c), as applicable.”
(cc)            Article VII of the Credit Agreement, entitled “NEGATIVE COVENANTS,” is hereby amended by adding the following new section at the end of such Article VII (immediately after Section 7.16):

“Section 7.17                                        Permitted Settlement Payments.  Make any Permitted Settlement Payment if: (a) after giving effect to such Permitted Settlement Payment, the aggregate Permitted Settlement Payments shall exceed the Permitted Settlement Amount; (b) there exists a Default or an Event of Default; or (c) an Event of Default would exist after giving effect to such Permitted Settlement Payment.”
(dd)            Section 8.01 of the Credit Agreement, entitled “Events of Default,” is hereby amended by deleting subsection (h) appearing therein in its entirety and substituting the following in lieu thereof:

“(h)            Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final non-appealable judgments, orders or settlements for the payment of money in an aggregate amount (as to all such judgments, orders and settlements) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments, orders or settlements that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; provided, however, subject to and so long as the Loan Parties are in strict compliance with the terms and conditions of this Agreement and the other Loan Documents, and there otherwise exists no Event of Default on or before the applicable Permitted Settlement Date and no Event of Default would exist after giving effect to the terms of the Permitted Settlement, the Permitted Settlement shall not constitute an Event of Default under this Section 8.01(h).  For the avoidance of doubt, the making of any Permitted Settlement Payment in violation of any provision of this Agreement (including, without limitation, Section 7.17 hereof) shall constitute an Event of Default hereunder.”
(ee)            Section 10.09 of the Credit Agreement, entitled “Appointment of Borrower,” is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:

“10.09            Appointment of Borrower. Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party, and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.”
(ff)            Section 11.02 of the Credit Agreement, entitled “Notices; Effectiveness; Electronic Communications,” is hereby amended by deleting the parenthetical appearing in the first sentence of subsection (e) therein and by substituting the following in lieu thereof: “(including telephonic or electronic Loan Notices, Letter of Credit Applications, Notices of Loan Prepayment and Swingline Loan Notices)”.

(gg)            Section 11.07 of the Credit Agreement, entitled “Treatment of Certain Information; Confidentiality,” is hereby amended by deleting subsection (a)(vi)(A) appearing therein in its entirety and by substituting the following in lieu thereof: “(A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or”.

(hh)            Section 11.10 of the Credit Agreement, entitled “Counterparts; Integration; Effectiveness,” is hereby amended by inserting the following text at the end of the first sentence appearing therein: “, but all of which when taken together shall constitute a single contract.”

(ii)            Section 11.18 of the Credit Agreement, entitled “Electronic Execution of Assignments and Certain Other Documents,” is hereby amended by deleting it in its entirety and by substituting the following in lieu thereof:

“11.18            Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.”
(jj)            The Credit Agreement is hereby amended by deleting Schedule 1.01(b) in its entirety and by substituting therefor the schedule attached hereto as Schedule 1.01(b).

(kk)            The Credit Agreement is hereby amended by deleting Schedule 1.01(d) in its entirety and by substituting therefor the schedule attached hereto as Schedule 1.01(d).

(ll)            The Credit Agreement is hereby amended by adding as Schedule 1.01(e) thereto a copy of Schedule 1.01(e) attached hereto.

(mm)            The Credit Agreement is hereby amended by deleting Exhibit F in its entirety.

(nn)            The Credit Agreement is hereby amended by adding as Exhibit Q thereto a copy of Exhibit Q attached hereto.

(oo)            The Credit Agreement is hereby amended by adding as Exhibit R thereto a copy of Exhibit R attached hereto.

3.            Reaffirmation of Obligors; Representations of Obligors.  The Obligors, as makers, debtors, assignors, obligors, guarantors, or in other similar capacity in which they incur obligations to the Agent or the Lenders under any of the Loan Documents or otherwise, hereby ratify and reaffirm all of their respective payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which they are a party and, to the extent they granted liens or mortgages on or security interests in any of their properties pursuant to any Collateral Document as security for the Obligations under or with respect to the Credit Agreement and the other Loan Documents, hereby ratify and reaffirm such grant of liens, mortgages and security interests and confirm and agree that with respect to liens and security interests on any right, title and interest of the Obligors in any personal property granted pursuant to a security agreement or otherwise, such liens and security interests hereafter secure all of the Obligations, including without limitation, the Obligations arising under the Revolving Loans, in each case as if each reference in such Collateral Document to the obligations secured thereby are construed to hereafter mean and refer to such Obligations (including, without limitation, the Revolving Loans) under the Credit Agreement and other Loan Documents, as hereby amended. Each Guarantor acknowledges, affirms and agrees that all Obligations of the Borrower to the Lenders and the Agent have been guaranteed by such Guarantors pursuant to the terms of the Guaranty, including, without limitation, those Obligations arising under the Revolving Loans. The Obligors acknowledge that each of the Loan Documents to which they are a party remain in full force and effect, continue to apply to the Obligations, including, without limitation, the Obligations arising under the Revolving Loans, and are hereby ratified and confirmed. The execution of this Amendment shall not operate as a novation, waiver of any right, power or remedy of the Lenders or the Agent nor constitute a waiver of any provision of any of the Loan Documents.  The Obligors agree and acknowledge that this Amendment shall be deemed a Loan Document.

4.            Conditions to Effectiveness.  This Amendment shall be deemed effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction (or waiver) of the following conditions (in each case, in form and substance reasonably acceptable to the Agent) on or prior to February 12, 2015:

(a)            The Agent shall have received a copy of this Amendment duly executed by each Obligor, the Required Lenders and the Agent, in form and substance reasonably satisfactory to the Agent.

(b)            The representations and warranties of the Obligors contained herein shall be true and correct in all material respects unless qualified by materiality in which case such representations and warranties shall be true and correct.

(c)            There shall exist no Default or Event of Default.

(d)            The Borrower shall have paid-down the principal balance of the outstanding Revolving Loans by an amount equal to $35,000,000.

(e)            The Agent shall have received from the Borrower, for the account of the Approving Lenders (as defined below) (including Bank of America), the Upfront Fee.

(f)            The Agent shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and Agent’s counsel shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(g)            The Agent shall have received an opinion or opinions of counsel for the Obligors, dated as of the Amendment Effective Date and addressed to the Agent and the Lenders, which shall be in form and substance satisfactory to the Agent.

(h)            The Obligors shall have delivered to the Agent such other supporting documents and certificates as the Agent, the Lenders or their respective counsel may reasonably request.

(i)            All other documents, legal and regulatory matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Agent and its counsel.

For purposes of determining compliance with the conditions specified in this Section 4, the Agent’s and any Lender’s execution and delivery of this Amendment shall be deemed to constitute their approval and acceptance of, or its satisfaction with, each document or other matter required under this Section 4 to be approved by or acceptable or satisfactory to the Agent and/or any such Lender.

5.            FATCA.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment Effective Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

6.            Upfront Fee.  In consideration of the agreement by each of the undersigned Lenders (the “Approving Lenders”) to enter into this Amendment and extend other accommodations contemplated hereunder, the Borrower shall pay to the Agent, for the account of each Approving Lender (including Bank of America), in addition to other fees payable under the Credit Agreement and the other Loan Documents, an amendment fee equal to 1.00% of the aggregate Commitments of all of the Approving Lenders immediately prior to giving effect to this Amendment (the “Upfront Fee”).  For the avoidance of doubt, each Approving Lender’s ratable portion of the Upfront Fee shall be equal to 1.00% of such Approving Lender’s Commitment with respect to the existing $200,000,000 credit facility.  The Upfront Fee shall be deemed fully earned as of the Amendment Effective Date and shall be nonrefundable for any reason whatsoever.

7.            Expenses, Etc.  Without limitation of the amounts payable by the Loan Parties under the Credit Agreement and other Loan Documents, the Obligors agree to pay all legal fees and expenses of the Agent and the Lenders incurred in connection with the preparation, negotiation and execution of this Amendment and the other documents executed and/or delivered in connection herewith.

8.            Successors and Assigns.  This Amendment shall be binding upon the Obligors and upon their respective heirs, administrators, successors and assigns, and shall inure to the benefit of the Lenders and the Agent and their respective successors and assigns.  The successors and assigns of such Persons shall include, without limitation, their respective receivers, trustees, or debtors-in-possession.

9.            Further Assurances. The Obligors hereby agree from time to time, as and when requested by the Agent or any of the Lenders, to execute and deliver or cause to be executed and delivered all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent or any of the Lenders may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment and the Loan Documents.

10.            Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

11.            Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereto.

12.            Execution in Counterparts; Electronic Execution.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.  Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

13.            No Actions, Claims, Etc.  As of the date hereof, each of the Obligors hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Agent, the Lenders, or the Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

14.            Section Headings.  The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

15.            Governing Law.  THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

16.            Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

17.            General Release.  In consideration of the Agent’s willingness to enter into this Amendment, on behalf of the Lenders, each Obligor hereby releases and forever discharges the Agent, the L/C Issuer, the Swingline Lender, the Lenders and the Agent’s, the L/C Issuer’s, the Swingline Lender’s, and the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all known claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Obligor may have or claim to have against any of the Bank Group in any way related to or connected with the Loan Documents and the transactions contemplated thereby.

18.            Consent and Waiver.

(a)            Reference is hereby made to that certain Membership Interest Purchase and Modification Agreement among Higher One Real Estate, Inc. (“HO Real Estate”), U.S. Bancorp Community Development Corporation (U.S. Bancorp”), and FC Winchester Lofts Manager, Inc., dated September 4, 2014 (the “Purchase Agreement”), pursuant to which HO Real Estate has sold to U.S. Bancorp all of HO Real Estate’s membership interests in FC Winchester Lofts Master Tenant, LLC (the “Membership Interests”). The Loan Parties hereby agree and acknowledge that: (i) pursuant to the Loan Documents, the Loan Parties were required to obtain the written consent of the Required Lenders prior to the sale of the Membership Interests (the “Required Consent”), (ii) such Required Consent was not obtained, and (iii) the sale of the Membership Interests and the failure to obtain the Required Consent constitutes an Event of Default under the Loan Documents (the “Collateral Disposition Default”).  At the request of the Loan Parties, by signing below, the Lenders party hereto hereby agree to waive the Collateral Disposition Default and hereby consent to the sale by HO Real Estate of the Membership Interests.  For avoidance of doubt, the waiver of the Collateral Disposition Default shall not be construed or interpreted, directly or by implication, to be a waiver of any other default that has or may arise under the Credit Agreement or any other Loan Document as a direct or indirect result of the sale of the Membership Interests.

(b)            Reference is also made to that certain Collateral Pledge and Security Agreement between HO Real Estate and Consortium Structured Investments, LLC (“CSI”), dated as of September 4, 2014 (the “Consortium Security Agreement”), pursuant to which HO Real Estate has granted to CSI a lien on and security interest in the Collateral, as such term is defined in the Consortium Security Agreement (as so defined, the “Consortium Collateral”). The Loan Parties have requested and, by signing below, the Lenders party hereto hereby: (i)  consent to the liens and security interests granted by HO Real Estate to CSI in the Consortium Collateral, but no amendments thereto; (ii) waive any breaches of representations or warranties, covenants, Defaults or Events of Default under the Loan Documents caused by HO Real Estate entering into and performing its obligations under the Consortium Security Agreement; and (iii) hereby release all liens and security interests in the Consortium Collateral, and only such Consortium Collateral, and agree that such Consortium Collateral shall no longer be considered Collateral under the Loan Documents, provided that there shall be no modification of any of the terms of the Consortium Security Agreement, including, without limitation, with respect to the definition of Consortium Collateral and the amount secured thereby.

(c)            The Loan Parties agree and acknowledge that the waivers specified above are one-time waivers and that the execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent and the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute or be construed or interpreted, directly or by implication, as a waiver of or an amendment or modification to any other obligation of any Loan Party to the Agent and/or the Lenders under the Credit Agreement or any of the other Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

HIGHER ONE, INC., as the Borrower

By:  /s/ Christopher Wolf
Name:  Christopher Wolf
Title:  Chief Financial Officer

HIGHER ONE HOLDINGS, INC., as a Guarantor
By:  /s/ Christopher Wolf
Name:  Christopher Wolf
Title:  Chief Financial Officer

HIGHER ONE REAL ESTATE, INC., as a Guarantor
By:  /s/ Christopher Wolf
Name:  Christopher Wolf
Title:  Chief Financial Officer

HIGHER ONE REAL ESTATE SP, LLC, as a Guarantor
By:  /s/ Christopher Wolf
Name:  Christopher Wolf
Title:  Chief Financial Officer

HIGHER ONE MACHINES, INC., as a Guarantor
By:  /s/ Christopher Wolf
Name:  Christopher Wolf
Title:  Chief Financial Officer
[Signature Page (1) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

BANK OF AMERICA, N.A., as
 Administrative Agent
By:  /s/ Christine Trotter
Name:  Christine Trotter
Title:  Assistant Vice President

[Signature Page (2) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender

By:  /s/ Christopher T. Phelan
Name:  Christopher T. Phelan
Title:  Senior Vice President

[Signature Page (3) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

CITIZENS BANK, N.A., formerly known as RBS Citizens, N.A., as a Lender
By:  /s/ Jamie D. Garcia
Name:  Jamie D. Garcia
Title:  Vice President

[Signature Page (4) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

BANK OF MONTREAL – CHICAGO BRANCH, as a Lender
By:  /s/ Scott Ferris
Name:  Scott Ferris
Title:  Managing Director

[Signature Page (5) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

WEBSTER BANK, N.A., as a Lender
By:  /s/ Michele L. Lynch
Name:  Michele L. Lynch
Title:  Vice President

[Signature Page (6) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

WELLS FARGO BANK, N.A., as a Lender
By:  /s/ Barbara A. Keegan
Name:  Barbara A. Keegan
Title:  Senior Vice President

[Signature Page (7) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

FIFTH THIRD BANK, as a Lender
By:  /s/ Scott E. Brod
Name:  Scott E. Brod
Title:  Vice President

[Signature Page (8) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

SANTANDER BANK, N.A., formerly known as Sovereign Bank, N.A., as a Lender
By:  /s/ Paul Larsen
Name:  Paul Larsen
Title:  Senior Vice President

[Signature Page (9) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

GOLDMAN SACHS BANK USA, as a Lender
By:  /s/ Michelle Latzoni
Name:  Michelle Latzoni
Title:  Authorized Signatory

[Signature Page (10) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

BARCLAYS BANK PLC, as a Lender
By:  /s/ Luke Syme
Name:  Luke Syme
Title:  Assistant Vice President

[Signature Page (11) to Master Reaffirmation and Amendment No. 3 to Loan Documents]

FIRST NIAGARA BANK, N.A., as a Lender
By:  /s/ Dante Fazzina
Name:  Dante Fazzina
Title:  Vice President
[Signature Page (12) to Master Reaffirmation and Amendment No. 3 to Loan Documents]